Exhibit 10.124

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into between James R. Braun, a resident of North Carolina (“Braun”), and Charles & Colvard, Ltd., a North Carolina corporation (“Company”), effective as of the 30th day of September, 2008 (the “Effective Date”).

WHEREAS, Braun has served in the position of Vice President of Finance and Chief Financial Officer of the Company pursuant to the Employment Agreement made and entered into effective as of June 4, 2001 by and between the Company and Braun, as amended (the “Employment Agreement”); and

WHEREAS, Braun and the Company desire to terminate his employment with the Company, including any subsidiaries and affiliates, as of the Effective Date; and

WHEREAS, the parties wish for Braun’s termination from his employment and positions with the Company to be achieved in an amicable fashion, with Braun available to continue to perform services for the Company as set out herein, and to provide a clear understanding of the parties rights and liabilities;

THEREFORE, the parties agree as follows:

1. Termination Date. Braun and the Company agree that as of the Effective Date, his service as an employee and as Vice President of Finance and Chief Financial Officer of the Company, including any subsidiaries and affiliates is terminated.

2. Continuing Services. Commencing on the Effective Date, and continuing for a period of twelve (12) months thereafter, Braun will make himself reasonably available to perform services, at such hours and such places as may be reasonably requested by the Company, of an advisory or consulting nature on behalf of Company on the terms set out herein. Specifically, Braun shall: (i) assist the Company in finalizing the closure of the Company’s Hong Kong operations; (ii) assist the Company in determining the tax treatment of closing the Company’s Hong Kong operations; (iii) assist the Company with filing its 2008 tax returns; (iv) assist the Company in connection with the South Korean patent litigation; (v) assist the Company in connection with the litigation entitled Charles & Colvard, Ltd. v. Jewelnet Corporation d/b/a K&G Creations and Jewelnet Acquisition Corporation d/b/a K&G Creations; and (vi) assist with general business issues that may arise, including but not limited to any investigation, inquiry, litigation or other proceeding in which the Company is or may become involved, and which arises out of facts and circumstances known to Braun (and without regard to whether Braun is a party thereto). The Company shall provide to Braun from time to time, in writing, a single point-of-contact for Braun at the Company and with counsel to coordinate the services to be provided hereunder. Braun acknowledges and agrees that in providing these services, he shall have no authority to bind the Company to any contract, agreement or obligation whatsoever. The acts of Braun shall in no way constitute the acts of the Company and Braun shall not represent to any third party that he has any express or implied authority to bind the Company to any contract, agreement or obligation.

3. Compensation and Benefits.

(a) Compensation. Notwithstanding any provision to the contrary in the Employment Agreement for severance or other payments, the sole compensation payable to Braun subsequent to the Effective Date shall be as provided in this Agreement. In consideration of Braun agreeing to make himself available to provide services as set out in Section 2 of this Agreement during the twelve (12) month period commencing on the Effective Date, Braun will be paid at the rate of $19,500 per month in arrears for eleven (11) months commencing on the Effective Date. Any accrued but unused vacation shall be paid to Braun per Company practice. Additionally, the Company will reimburse expenses reasonably incurred in performing such services pursuant to the Company’s standard policy. The Company will continue to withhold from such payments customary amounts for federal or state income taxes, social security (FICA) and unemployment tax with respect to Braun.

(b) Payments for COBRA Continuation Coverage. Upon termination from employment, Braun will be provided with the option to continue his current individual dependent medical and dental insurance coverage (the “Continuation Coverage”) under Company’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Braun elects the Continuation Coverage, the Company will pay Braun’s COBRA premium for eleven months from the Effective Date or until such time that Braun is no longer eligible for the Continuation Coverage. With respect to the period during which the Continuation Coverage is provided to Braun pursuant to this subsection (b), to the extent that the Continuation Coverage benefits constitute taxable income to Braun, Company shall report as income to Braun for federal and state income tax purposes the value of the Continuation Coverage.

(c) Equity Awards. For the duration of this Agreement, any stock options or restricted stock granted to Braun shall continue to vest and be exercisable in accordance with the terms of any applicable agreements. The Company agrees that the Company shall not exercise negative discretion to alter any post-termination exercise and vesting terms of such agreements.

4. Death After Effective Date. Should Braun die after the Effective Date, Company will pay to Braun’s estate any payments provided for in Sections 3(a)-(b) above which remain unpaid through his date of death, and notwithstanding Section 3(c), all rights with respect to any outstanding stock options at the time of Braun’s death shall be governed by the terms of the applicable stock option agreements.

5. Return and Use of Company Property; Preservation of Records. Unless otherwise mutually agreed by the parties as necessary or appropriate for the performance of the services provided for herein, following the Effective Date, Braun will promptly return to Company all Company property, including, but not limited to, credit cards, and Company Confidential Information (both written and electronic copies) as required under Section 6(a). Braun may retain his blackberry/cell phone and pertinent numbers and his computer with such access as is needed for performing services pursuant to this Agreement. Braun shall remove all of his personal belongings from his current office, but shall be provided office space by the Company as needed to perform the services pursuant to this Agreement. During the term of this Agreement, the Company shall preserve and maintain records pertaining to Braun’s employment and shall make such records reasonably available to Braun during normal working hours.

6. Restrictive Covenants. Braun acknowledges that Company is engaged in a highly competitive business and that Company has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments. In order to protect Company against possible injury or damage, Braun agrees as follows:

(a) Nondisclosure. Braun acknowledges that as a result of his employment by Company, he has used, acquired and added to Confidential Information relating to Company which is proprietary to Company. Braun agrees that he shall not at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information unless legally required to do so. “Confidential Information,” as that term is used in this Agreement, shall mean all information concerning Company, including, but not limited to, business plans and models, specifications, technical data, designs, formulas, computer software programs, manuals, methods of operation, accounting and financial information, customer lists, pricing structure and other product information, which has ever been or will be revealed to or discovered by Braun, unless such information was generally available to the public prior to disclosure by Braun or subsequently became publicly available through no act of Braun that was not authorized by Company. Such information shall be considered “Confidential Information” whether it was disclosed to Braun by plans, drawings, reports or other written materials, by conversation with employees or agents of Company, by observation or inspection of physical objects or by any other method. Promptly following the Effective Date, Braun shall, on a best efforts basis immediately deliver, or cause to be delivered, to Company any and all documents, statements or other information (both written and electronic copies) in his possession or control obtained from Company containing Confidential Information (including, but not limited to, photocopies as taken by Braun or any other person in or outside Company, and Braun’s handwritten or typed notes containing such Confidential Information), other than such Confidential Information as is mutually agreed to by the Company and Braun as necessary for Braun to retain to perform his consulting duties hereunder. The return of documents provided for herein shall in no way obviate the obligation of Braun to maintain the confidentiality of the Confidential Information as provided for herein. Notwithstanding the provisions of this Section, Braun may disclose

Confidential Information to his attorneys and accountants provided they are made aware of and agree to maintain such Confidential Information in accordance with the terms of this Agreement.

(b) Non-Competition. Braun acknowledges that the Covenant Not to Compete in his Employment Agreement effective as of June 4, 2001, as amended, is a valid and binding agreement and in consideration of the compensation paid to him under this Agreement, Braun will abide by the restrictive covenants contained therein for a period of one (1) year following the termination of this Agreement.

(c) Nondisparagement. Braun agrees that he will not make disparaging comments regarding Company or any of its officers or directors to any third party. Company agrees that neither it nor any of its officers or directors in their capacities as officers or directors will make disparaging comments regarding Braun to any third party.

(d) Breach. In addition to any other remedies (including injunctive relief), Braun agrees that if he breaches the restrictive covenants or any other material provision of this Agreement, Company’s obligation to make any remaining payments pursuant to Section 3 of this Agreement is terminated and Braun will be liable to Company for, and will immediately repay to Company, the gross amount paid pursuant to Section 3(a) and (b) of this Agreement.

7. Mutual Release.

(a) Release by Braun. Braun (and any of his respective heirs, agents or assigns) does hereby remise, release and forever discharge the Company and its officers, directors, shareholders, predecessors, successors, agents, counsel, trusts and assigns from any and all rights, actions, suits, debts, sums of money, accounts, causes of action, claims (however and whenever arising and whether in law or equity, and whether arising under statutory or common law of the United States or any state thereof), demands or damages of any kind (whether actual, punitive, compensatory, double, treble or nominal and whether known or unknown) arising prior to the date of this Agreement and related in any way to Braun’s previous relationship with the Company, which include claims under the Age Discrimination in Employment Act, 29 U.S.C. 621 et. seq all to the end that any and all matters and things which are or might have been claimed now or in the future by Braun against the Company pursuant to any previous events that may have occurred or may occur in connection with the subject matter of their previous relationship or any prior contracts or agreements of any kind whatsoever between Braun and the Company are forever barred and put to rest. In addition and not in limitation of the foregoing, Braun does hereby release and extinguish any and all claims he may have against the Company of any kind whatsoever prior to the execution of this Agreement.

(b) Release by Company. The Company does hereby remise, release and forever discharge Braun from any and all rights, actions, suits, debts, sums of money, accounts, causes of action, claims (however and whenever arising and whether in law or in equity, and whether arising under statutory or common law of the United States or any state thereof), demands or damages or any kind (whether actual, punitive, compensatory, double, treble or nominal, and whether known or unknown) arising prior to the date of this Agreement and related in any way to Braun’s previous relationship with the Company, all to the end that any and all matters and things which are or might have been claimed now or in the future by the Company against Braun pursuant to any previous events that may have occurred or may occur in connection with the subject matter of their previous relationship or any prior contracts or agreements of any kind whatsoever between Braun and the Company are forever barred and put to rest. In addition and not in limitation of the foregoing, the Company does hereby release and extinguish any and all claims it may have against Braun of any kind whatsoever prior to the execution of this Agreement.

8. Consideration and Revocation Period. Employee acknowledges that he has hereby been advised in writing to consult with an attorney of his choice prior to signing this Agreement, and that he had at least 21 days to consider this Agreement before signing it. Employee acknowledges that if this agreement is signed before 21 days have elapsed from the date of delivery, which he has expressly waived the 21-day consideration period. Employee acknowledges that he may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired.

9. Opportunity to Seek Counsel. Braun acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.

10. Arbitration. Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Raleigh, North Carolina, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto in accordance with and within the period specified by the Rules (“Arbitrator Designation Period”). In the event Company and Braun are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, Braun, shareholder, relative or affiliate of Company or Braun. The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Wake County, North Carolina. Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Wake County,

North Carolina seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

11. Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the state of North Carolina. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

12. Entire Agreement. This Agreement expresses the entire agreement between the parties with reference to the terms of the termination of Braun and supersedes and replaces any prior understanding or arrangement as to such termination, (other than any benefit plans governing such terms), whether written or oral, between Braun and the Company.

13. Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

Charles & Colvard, Ltd.

By:	/s/ Dennis M. Reed	/s/ James. R. Braun
	Dennis M. Reed, President	James R. Braun

Date:	9/30/08	Date: 9/30/08